April 1, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

2012: A Good Year for the Home Loan Banks

On March 29, the Office of Finance issued the 2012 Combined Financial Report for the Federal Home Loan Bank System. The 2012 results reflect that our cooperative System is resilient and remains a strong support system for our nation’s community banks. In 2012, Systemwide advances stood at $425.750 billion, an increase of two percent from 2011. Net income for the System was $2.606 billion, a 64 percent increase from 2011, and the highest annual earnings since 2007. After a 2011 in which the System’s income declined, we are clearly headed in the right direction.

At the Federal Home Loan Bank of New York, we continue to be a top performer. In my report last month, I highlighted our own strong 2012 results, and on March 29, we filed our 2012 Form 10-K with the Securities and Exchange Commission. As you will see in the chart below, in 2012, your Home Loan Bank had the second-highest level of advances at $75.9 billion, and posted the third-highest results with net income of $361 million.

FHLBanks Office of Finance
2012 Balance Sheet and Income Statement Highlights
(dollar amounts in millions)
	Net Income	Advances
Combined	$2,606	$425,750
Boston	$207	$20,790
New York	$361	$75,888
Pittsburgh	$130	$40,498
Atlanta	$270	$87,503
Cincinnati	$235	$53,944
Indianapolis	$143	$18,130
Chicago	$375	$14,530
Des Moines	$111	$26,614
Dallas	$81	$18,395
Topeka	$110	$16,573
San Francisco	$491	$43,750
Seattle	$71	$9,135

Report from the President
April 1, 2013

Advances Average $71.7 Billion in February

Our members continue to use Home Loan Bank advances as a reliable source of funding to help you meet the needs of your communities. In February 2013, advances averaged $71.7 billion, a decrease of $3.9 billion from January 2013.

A Key Role for the Home Loan Banks

In his March 19 comments before the full House Financial Services Committee, Edward DeMarco, acting director of the Federal Housing Finance Agency, discussed the possibilities for the framework of a future housing market. He stated:

“Preserving liquidity in the market and the financial system in this framework would be an important function. Is there a need for a backstop source of funding when financial markets become temporarily illiquid? For example, could the Treasury Department, the Federal Reserve or the Federal Home Loan Banks play a role in a market that had this type of standardized structure?”

The Federal Home Loan Banks were designed to preserve liquidity in the market in any economic environment. And we have met this purpose time and again, through any and all market cycles. During the most recent financial crisis, the Home Loan Banks served as an effective de facto backstop, providing more than $1 trillion in advances when nearly all other funding sources locked up. But the Home Loan Banks are more than just a proven backstop; we are a support system for our nation’s community banks, the main drivers of economic growth and community development across the country. And whether that support requires $1 trillion in advances at the height of a crisis; $425 billion in advances nationwide as our country slowly moves towards recovery; or $72 billion in advances right here in our region, the Home Loan Banks and our local member-lenders have a role to play, and play it well.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.